                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE

CONTACTS:

Alexion Pharmaceuticals, Inc.    Noonan/Russo Communications, Inc.     Nexus Communications
                                 Ernie Knewitz (Media)
Leonard Bell, M.D.               (212) 696-4455 Ext. 204               Rhonda Chiger (Investor)

President & CEO                                                        (917) 322-2569

(203) 272-2596



ALEXION ANNOUNCES COMPLETION OF PHASE I PSORIASIS PILOT SAFETY STUDY


Cheshire, CT, June 7, 2001 -- Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) announced today that it has completed a Phase I pilot safety trial in psoriasis patients with its humanized monoclonal antibody C5 complement inhibitor, 5G1.1.

Alexion has completed the preliminary analysis of a pilot clinical study of 5G1.1 administration for two months in 40 psoriasis patients. The primary objective of the trial was to examine safety of 5G1.1 in this psoriasis population. 5G1.1 appeared to be safe and well tolerated in this study population. The few adverse events noted most commonly included headache and nonspecific pain. Forty percent of placebo-treated patients and 10% of drug-treated patients withdrew prematurely. In this pilot Phase I trial, drug administration did not influence the clinical outcome as measured by Psoriasis Area and Severity Index score, although favorable trends in certain measures of disease activity were observed. Drug administration dose-dependently blocked hemolytic activity in the blood of treated patients and dose-dependently reduced deposition of activated terminal complement in psoriatic plaques. The company expects that data will be presented at a subsequent scientific meeting.

"We are encouraged by the observation that drug administration appears to have been well tolerated, blocked complement activation in psoriatic skin plaques, and may have been associated with additional beneficial effects in these patients," commented Dr. Leonard Bell, President and Chief Executive Officer of Alexion. "In this light, following complete analysis of the data and consideration of strategic product development imperatives, we may consider further clinical development of 5G1.1 in patient populations with psoriasis or psoriatic arthritis. Additionally, we are currently evaluating 5G1.1 in five other clinical indications."

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including cardiovascular and autoimmune disorders, inflammation and cancer. Alexion's two lead product candidates are currently in eight clinical development programs. Alexion is developing its antibody fragment, pexelizumab, in collaboration with Procter & Gamble, and has completed a Phase IIb study in patients undergoing cardiopulmonary bypass, and together the firms are currently conducting two large Phase II studies with pexelizumab in acute myocardial infarction patients. Alexion's other lead product candidate, 5G1.1, has recently completed a Phase II trial for the treatment of rheumatoid arthritis. 5G1.1 is also in a Phase II trials for the treatment of membranous nephritis and also lupus nephritis and earlier stage clinical trials for the treatment of dermatomyositis and pemphigoid. Additionally, through the creation of its wholly owned subsidiary, Alexion Antibody Technologies, Inc., Alexion is engaged in discovering and developing a portfolio of additional antibody therapeutics targeting severe unmet medical needs. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at: www.AlexionPharm.com.

This news release contains forward-looking statements. Such statements are subject to certain factors which may cause Alexion's plans to differ or results to vary from those expected, including unexpected pre-clinical or clinical results (including any resulting termination or delay in clinical programs or inability to move forward to the next Phase of clinical development), the need for additional research and testing, delays in manufacturing, access to capital and funding, delays and adverse changes in development of commercial relationships and a variety of risks set forth from time to time in Alexion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion's Annual Report on Form 10-K for the year ended July 31, 2000. Except in special circumstances in which a duty to update arises when prior disclosure becomes materially misleading in light of subsequent events, Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.